Exhibit 19.1

Euronet Worldwide, Inc.

Policy Relating to Insider Trading and Confidentiality of Information

 Amended on July 14, 2025

To: All Personnel, Consultants and Advisers

From: Michael J. Brown

Chief Executive Officer

Euronet Worldwide, Inc. (“EWI”) has listed its shares on The Nasdaq Global Select Market in the United States. As a result, we have legal and ethical responsibilities to establish rigorous internal procedures regarding the flow of information within the Company and from the Company to the public. U.S. federal securities laws prohibit the purchase or sale of securities by directors, officers, employees and others who are aware of material non-public information about a company, as well as the disclosure by such persons of material non-public information to others who may trade in that company’s securities. Public companies are also subject to liability if they fail to take reasonable steps to prevent insider trading by their personnel. In other words, the Company is required to take steps to ensure that directors, officers, employees and others do not directly or indirectly trade on “inside information.”

The Board of Directors has adopted the following Policy which applies to all directors, officers, employees, contractors, consultants and advisers of the Company. For purposes of this Policy, the “Company” includes EWI and all of its subsidiaries and affiliated companies. It is your obligation to understand and comply with this Policy.

Should you have any questions regarding this Policy, please contact the General Counsel of EWI.

1.                    Persons Subject to this Policy. Because you are a director, officer, employee, contractor, consultant or adviser of the Company, this Policy applies to:

•         you,

•         your family members who reside with you,

•         anyone else who lives in your household,

•         any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities),

•         any entity controlled by you or by any of your related persons listed above, and

•         any other person or entity designated by the EWI’s  General Counsel.

You are responsible for the transactions of these other persons and entities and therefore you should make them aware of the need to confer with you before they purchase or sell or otherwise transfer the Company’s securities. As used below, “you” means anyone subject to this Policy.

Because of the opportunity to profit from information obtained while serving as a director, officer, employee, contractor, consultant or adviser of the Company, this Policy continues to apply to any director, officer, employee, contractor, consultant or adviser of the Company and their related persons described above for a period of six months after the director, officer, employee, contractor, consultant or adviser terminates his or her employment or affiliation with the Company, unless otherwise determined by EWI’s General Counsel. In addition, if such persons are in possession of material non-public information when their employment or affiliation with the Company terminates, they may not purchase or sell or otherwise transfer Company securities prior to the time that such information has become public or is no longer material.

2.                    Prohibition Against Trading on or Disclosing Material Non-public Information. If you are aware of material non-public information relating to the Company or you are aware that the Company is in possession of material non-public information (often called “inside information”), you are prohibited from purchasing or selling or otherwise transferring our securities, directly or indirectly, and from disclosing such information to any other persons (including relatives, friends, brokers, investment advisers, etc.). You are subject to liability if you trade at the time you possess material non-public information, without regard to whether your decision to trade was based on that information. As used in this Policy, the term “securities” includes, (i) all securities issued by the Company, including common stock, options, preferred stock, notes, bonds and convertible securities, and (ii) in addition to securities issued by the Company, any put, call, straddle, option, derivative security or group or index of securities issued or created by a third party that relates to or includes Company securities, in each case whether or not publicly traded.

(a)                 Material Information. Any information, positive or negative, is “material” if a reasonable investor is substantially likely to consider it important in determining whether to purchase, sell or hold our securities. Information is considered to be material if it would be expected to affect the market price of our securities. Information may be material for this purpose even if it would not alone determine the investor’s decision. Examples include:

•         a potential business acquisition or disposition,

•         financial projections, forecasts or budgets,

•         internal information about revenues, earnings or other aspects of financial performance which departs in any way from what the market would expect based upon prior disclosures,

•         important business developments,

•         the acquisition or loss of, or change in the terms of any contract with, a major customer,

•         changes in senior management,

•         major events regarding the Company’s securities, such as a dividend or stock split,

•         actual or threatened major litigation, or the resolution of such litigation, or

•         an important transaction.

We emphasize that this list is merely illustrative. In addition to historical information, information which is forward-looking or contingent may be material. If you are unsure whether information is material, you should consult with the Company's General Counsel before taking any action. When in doubt, information should be presumed to be “material.”

(b)                 Non-Public Information. Information may be considered “non-public” if it has not been disseminated in the Company’s SEC filings or has not been the subject of a prior widely-disseminated Company press release. The fact that information has been disclosed to a few members of the public or appears on the Company's website does not make it public for insider trading purposes. Unless the Company publicly confirms information reported by the news media, analysts or other third-party sources, such information may still be considered non-public. You should be aware that it is the Company’s policy not to comment on such information.

Once all material information is publicly disseminated, trading can occur after a lapse of two full trading days, unless the Company determines that a shorter period is sufficient.

Therefore, if an announcement is made before the commencement of trading on a Monday, a covered person may trade in the Company’s stock starting on the Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, covered persons may not trade in the Company’s stock until Thursday. Release of some material information does not allow insiders to trade if other material information remains undisclosed.

Please consult the General Counsel of EWI  if you are uncertain whether information has been made public and when trading may commence following a public announcement by the Company. When in doubt, information should be presumed to be “non-public” and treated as confidential.

3.                    Compliance with Restrictions. The above prohibition against trading on or disclosing inside information generally reflects the requirements of law as well as the Company’s Policy. It is impossible to overstate the importance of understanding and complying with the insider trading laws. You need not be an officer or senior executive of the Company to be subject to the insider trading laws. Any employee or other person with access to inside information is subject to prosecution for a violation. As more fully discussed below, a breach of this Policy will subject you to disciplinary action by the Company and probably will constitute a serious legal violation as well. In all cases, the responsibility for determining whether you are in possession of material non-public information and in compliance with this Policy rests with you, and any action on the part of the Company, EWI’s General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws.

4.                    Confidentiality Generally. Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company (or confidential information about our customers or vendors), whether or not for the purpose of facilitating improper trading in our stock or other securities. You should not discuss internal Company matters or developments with anyone outside of the Company or with co-workers who are not involved in such matters, except as required in the performance of your regular duties on behalf of the Company.

This prohibition on disclosing confidential information applies specifically (but not exclusively) to inquiries about the Company which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made only pursuant to the Company’s Disclosure Policy. The Company is required under Regulation FD of the U.S. federal securities laws to avoid the selective disclosure of material non-public information. The Company has established procedures for releasing information in a manner that is designed to achieve broad public dissemination of the information. Unless you are expressly authorized to the contrary, if you receive any inquires of this nature, you should decline comment and refer the inquiry to the Head of Investor Relations or the General Counsel of EWI.

5.                    Information About Other Companies. In the course of your employment or affiliation with the Company, you may become aware of material non-public information about other public companies -- for example, other companies with which our Company has business dealings. You are prohibited from purchasing or selling or otherwise transferring the securities of any other public company at a time when you are in possession of material non-public information about such company. You are also prohibited from disclosing such information to another person who trades in such company's stock or other securities.

6.                    Tipping. Improper disclosure of material non-public information to another person who trades in the stock or other securities (so-called “tipping”) is also a serious legal offense by the tipper and a violation of the terms of this Policy. If you disclose material non-public information about our Company, or material non-public information about any other public company which you acquire in connection with your employment or affiliation with our Company, or if you advise anyone to purchase or sell securities based upon such information, you may be fully responsible legally for the trading of the person receiving the information from you (your “tippee”) and even persons who receive the information directly or indirectly from your tippee, whether or not you are aware of any trading by such persons. Accordingly, in addition to your general obligations to maintain confidentiality of information obtained through your employment or affiliation with the Company and to refrain from trading while in possession of material non-public information, you must take utmost care not to discuss confidential or material non-public information with family members, friends or others who might abuse the information by trading in securities.

7.                    Limitation on Certain Trading Activities. We encourage interested directors, officers and employees to own our securities as a long-term investment at levels consistent with their individual financial circumstance and risk bearing abilities (since ownership of any security entails risk). However, Company personnel (which shall include directors, officers and employees of the Company) may not trade in puts, calls or similar options on our stock or sell our stock “short.” Company personnel may not purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our securities. (You may, of course, exercise any stock options granted to you by the Company as described in Section 9 below.)

8.                    Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities.

Consequently, you are discouraged from holding Company securities in a margin account or pledging Company securities as collateral for a loan. In addition, persons subject to the Addendum as described below are prohibited from holding Company securities in a margin account and are restricted from pledging Company securities as collateral for a loan as described in the Addendum.

9.                    Transactions under Company Stock Plans. Certain transactions in Company securities relating to Company stock plans are restricted under this Policy:

(a)                 Stock Option Exercises; Tax Withholding. This Policy’s trading restrictions generally do not apply to the exercise of a stock option for cash. However, you may not sell the underlying shares of stock and you may not engage in a cashless exercise of a stock option through a broker (because this entails selling a portion of the underlying stock to cover the costs of exercise) while you possess material, non-public information. This Policy’s trading restrictions generally do not apply to the exercise of tax withholding rights pursuant to which you elect to have the Company withhold shares from an award to satisfy tax withholding requirements.

(b)                 Employee Stock Purchase Plan. This Policy’s trading restrictions do not apply to purchases of Company stock in the employee stock purchase plan resulting from your periodic payroll contributions to the plan under an election you made at the time of enrollment in the plan. The trading restrictions do apply to your sales of Company stock purchased under the plan.

(c)                 401(k) Plan. This Policy’s trading restrictions do not apply to purchases of Company stock in the 401(k) plan resulting from the periodic contribution of money to the plan by the Company. The trading restrictions do apply, however, to elections you may make under the 401(k) plan (to the extent then permitted under the 401(k) plan) to (a) increase or decrease the percentage of your periodic contributions, if any, that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against your 401(k) plan account if the loan will cause a sale of some or all of the shares in the Company stock fund, and (d) prepay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

10.                Gifts. The Company may permit bona fide gifts of stock during periods when trading is restricted, as determined by EWI’s General Counsel. Whether a gift is bona fide will depend on the circumstances surrounding the gift, such as whether the gift is made to a charity or to a relative or friend of the donor and whether the shares are to be sold immediately thereafter. If you intend to make a gift during periods when trading is restricted, you must review the gift transaction with EWI’s General Counsel prior to making the gift.

11.                Consequences of Violation. The Company considers strict compliance with this Policy to be a matter of utmost importance. We would consider any violation of this Policy by any covered person as a threat to our reputation. Violation of this Policy could cause extreme embarrassment and possible legal liability to you and the Company. Violations of the letter or spirit of this Policy will be grounds for disciplinary action by the Company, including immediate dismissal from the Company. Violation of this Policy might expose the violator to severe criminal penalties, including fines of up to $5 million and imprisonment for up to 20 years, or both, and civil penalties to the SEC of up to three times the profit gained or loss avoided as a result of the violation. In addition violators may be subject to civil liability to any person injured by the violation. The monetary damages to persons injured may be as much as three times the profit realized or loss avoided by the violator, as well as the attorney’s fees of the persons injured.

Additionally, persons or entities who, at the time of the violation, directly or indirectly “controlled” the person who committed the violation are subject to civil penalties of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the controlled person’s violation and criminal penalties of up to $25 million. The potential for such controlling person’s liability is particularly important for the Company, because the Company (and possibly directors and certain officers of the Company) may be considered to “control” Company employees for this purpose. In view of the potential legal exposure faced by the Company, as well as the potential for significant damage to its business and public relations, the Company will insist upon strict compliance with this Policy.

12.                Resolving Doubts. If you have any doubt as to your responsibilities under this Policy, seek clarification and guidance before you act from EWI’s General Counsel. Do not try to resolve uncertainties on your own.

13.                Blackout Periods, Pre-Clearance Procedures and Transaction Reporting. To help prevent violations of the applicable securities laws and to avoid even the appearance of trading on the basis of inside information, the Company has adopted an Addendum to this Policy that applies to

(i) directors and executive officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended, (ii) persons who report directly to any such executive officer and (iii) other individuals designated from time to time by Euronet Worldwide, Inc. as being subject to the Addendum. If you fall within one of these categories, you must carefully review and comply with the additional requirements of the Addendum. The Company will notify you if you are subject to the Addendum under clause (ii) or (iii) above.

The Addendum generally requires persons covered by it to pre-clear with the Company all transactions in the Company’s securities, prohibits such persons from engaging in transactions in the Company’s securities during quarterly earnings blackout periods and other blackout periods designated by the Company, permits such persons to adopt trading plans under certain circumstances, and specifies certain transaction reporting requirements of directors and executive officers.

14.                A Caution About Possible Inability to Sell. Although the Company encourages directors, officers and employees to own our securities as a long-term investment (see Section 7), all personnel must recognize that trading in securities may be prohibited at a particular time because of the existence of material non-public information. Anyone purchasing our securities must consider the inherent risk that a sale of the securities could be prohibited at a time he or she might desire to sell them. The next opportunity to sell might not occur until after an extended period, during which the market price of the securities might decline.

Euronet Worldwide, Inc.

Addendum to

Policy Relating to Insider Trading and Confidentiality of Information

Amended and Restated as of July 14, 2025

This Addendum applies to (i) directors and executive officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), (ii) persons who report directly to any such executive officer and (iii) other individuals designated from time to time by Euronet Worldwide, Inc. as being subject to this Addendum (collectively, with their family members, members of their households and persons and entities that they control or influence, as listed in Section 1 of the Policy Relating to Insider Trading and Confidentiality of Information, the “Covered Persons”). The Company will notify the persons described in clauses (ii) and (iii) that they are subject to this Addendum.

This Addendum is in addition to and supplements the Company’s Policy Relating to Insider Trading and Confidentiality of Information. Terms defined in the Policy shall have the same meanings in this Addendum.

1.                    Mandatory Pre-clearance Procedures. Covered Persons may not engage in any transaction involving our securities (including without limitation a gift, a loan or pledge, a hedge, a stock plan transaction such as an option exercise, a contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from EWI’s General Counsel. A request for pre- clearance must be submitted to EWI’s General Counsel at least two business days in advance of the proposed transaction. EWI’s General Counsel will then determine whether the transaction may proceed. EWI’s General Counsel may not engage in any transaction involving our securities unless the Chief Executive Officer approves the transaction in accordance with the procedures set forth in this Addendum. Neither EWI’s Chief Executive Officer nor EWI’s General Counsel is under any obligation to approve a transaction submitted for pre-clearance, and none of the Company, EWI’s Chief Executive Officer or EWI’s General Counsel will have any liability for any refusal to permit a transaction or for any delay in making or communicating a decision.

2.                    Blackout Periods. The persons specified below may not engage in any transaction involving our securities during “blackout periods” as described below. Persons subject to these provisions should note that even if a blackout period is not in effect, (a) Covered Persons must comply with the pre-clearance procedures set forth above and (b) at no time may anyone trade in Company securities if such person is aware of material, non-public information about the Company. For example, if the Company issues a quarterly earnings release and a person is aware of other material, non-public information not disclosed in the earnings release, the person may not trade in Company securities.

(a)                 Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results generally has the potential to have a material effect on the market for the Company’s securities. Therefore, in order to avoid even the appearance of trading while in possession of material non-public information, with respect to each fiscal quarter of the Company, Covered Persons may not purchase or sell or otherwise transfer the Company’s securities during the period beginning 15 days prior to the end of the quarter and ending after the second full business day following the release of the Company’s financial results for that quarter. The announcement date of the quarterly results varies, but occurs normally toward the end of the month following the end of the fiscal quarter.

(b)                 Other Blackout Periods. In addition, the Company may impose event specific restricted periods during which Covered Persons who are aware of the event may not purchase or sell or otherwise transfer any securities of the Company. These blackout periods may be imposed as a result of an event, contingency or potential transaction that may be material to the Company. Also, the Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, Form 8-K or other means designed to achieve widespread dissemination of the information. Transactions are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

The existence of an event-specific blackout period may not be announced, or may be announced only to those who are aware of the transaction or event giving rise to the blackout period. If you are made aware of the existence of an event-specific blackout period, you should not disclose the existence of such blackout period to any other person or purchase or sell or otherwise transfer any Company securities. Individuals who are subject to event- specific blackout periods will be contacted when these periods are instituted from time to time. Whether or not you are designated as being subject to an event-specific blackout, you still have the obligation not to trade while aware of material non-public information.

(c)                 Pension Fund Blackout Periods. Subject to certain exceptions, directors and executive officers of the Company may not purchase, sell or otherwise acquire or transfer any equity security of the Company during any “pension fund blackout period” with respect to such equity security, if the director or executive officer acquired the equity security in connection with his or her service or employment as a director or executive officer. A pension fund blackout period exists whenever 50% or more of the participants in a Company benefit plan are unable to conduct transactions in their Company equity security accounts for more than three consecutive business days. Individuals who are subject to these blackout periods will be contacted by the Company at such times as these blackout periods occur.

(d)                 Hardship Exceptions. If you have an unexpected and urgent need to sell Company securities in order to generate cash you may, in appropriate circumstances, be permitted to sell Company securities during a quarterly earnings blackout period. Hardship exceptions may be granted only by EWI’s General Counsel and must be requested at least two business days in advance of the proposed transaction. A hardship exception will not be granted in any event if EWI’s General Counsel concludes that the Company’s financial results for the applicable quarter constitute material non-public information. EWI’s General Counsel is under no obligation to approve a hardship exception, and neither the Company nor its officers shall have any liability for any refusal to grant a hardship exception or for any delay in making or communicating a decision. Under no circumstances will a hardship exception be granted during an event-specific blackout period or pension fund blackout period.

3.                    Exception for Approved Rule 10b5-1 Trading Plans. Trades by Covered Persons in the Company’s securities that are executed pursuant to a Rule 10b5-1 trading plan are not subject to the prohibition on trading while in possession of material non-public information contained in the Policy Relating to Insider Trading and Confidentiality of Information or the restrictions set forth above relating to pre-clearance procedures and blackout periods. A Rule 10b5-1 trading plan is a trading plan adopted pursuant to Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Exchange Act. Notwithstanding any approval of a Rule 10b5-1 trading plan, the Company and its officers assume no liability with respect to any transaction made pursuant to the plan. Rule 10b5-1 trading plans are subject to the following restrictions and limitations:

•         The Rule 10b5-1 trading plan must be in writing and approved in advance by the General Counsel for EWI.

•         The Rule 10b5-1 trading plan must comply with and be adopted in accordance with the provisions of Rule 10b5-1.

•         The Rule 10b5-1 trading plan generally may not be adopted during a blackout period or when a Covered Person is in possession of material non-public information.

•         The Rule 10b5-1 trading plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

•         A Covered Person may not amend or terminate his or her Rule 10b5-1 trading plan without the prior approval of EWI’s General Counsel.

•         A Covered Person may not separately enter into a corresponding or hedging transaction or position with respect to the securities traded pursuant to the Rule 10b5-1 trading plan.

•         A Covered Person or his or her broker must inform EWI’s General Counsel of each transaction under the Rule 10b5-1 trading plan so that the Company may monitor compliance with the filing obligations of Section 16 of the Exchange Act and Rule 144 of the Securities Act of 1933, as amended.

•         The Rule 10b5-1 trading plan must comply with and be adopted in accordance with the such other requirements as may be directed by EWI’s General Counsel, which may include without limitation the imposition of a cooling off period between the adoption or amendment of the Rule 10b5-1 trading plan and the first transaction under the Rule 10b5- 1 trading plan or between the termination of a Rule 10b5-1 trading plan and adoption of a new Rule 10b5-1 trading plan.

4.                    Margin Accounts and Pledges. Covered Persons are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a Covered Person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If a Covered Person wishes to pledge Company securities as collateral for a loan, the Covered Person must submit a request for approval to EWI’s General Counsel prior to the proposed execution of documents evidencing the proposed pledge.

5.                    Accelerated Filing of Reports for Persons Subject to Section 16 of the Exchange Act. Directors and executive officers of the Company subject to Section 16 of the Exchange Act (“Section 16 Insiders”) must file beneficial ownership reports regarding their ownership of and transactions in Company securities pursuant to Section l6(a) of the Exchange Act, and are subject to disgorgement of “short-swing” profits pursuant to Section l6(b) of the Exchange Act. Under Section 16 of the Exchange Act, the due dates for beneficial ownership reports on Form 4 of Section 16 Insiders are as early as the second business day following a transaction that effects a change in the ownership of our securities.

Given the short time frame for Section 16 Insiders to file their Form 4’s, it is critically important that Section 16 Insiders comply with the procedures in this Addendum to ensure compliance with the accelerated reporting requirements. These procedures will help prevent inadvertent violations of the federal securities laws, will help avoid the appearance of insider trading and will prevent potentially embarrassing proxy disclosures. You will be notified if you are a Section 16 Insider. In connection with sale transactions, in many instances you must also file a Form 144 Notice with the SEC under Rule 144 at the time the sale order is placed.

To ensure compliance with the accelerated reporting requirements of Section 16 and to help prevent in advance any inadvertent violations of the federal securities laws, and to avoid even the appearance of trading on inside information, we have implemented the following procedures:

•         Mandatory Pre-clearance Procedures. All Section 16 Insiders must comply with the mandatory pre-clearance procedures set forth above.

•         Immediate Notification. All Section 16 Insiders must report to EWI’s General Counsel any transaction no later than the day in which it has occurred.

•         Power of Attorney. In order to enable the Company to prepare and file the Forms 4 on a timely basis, it is imperative that you sign and return the Power of Attorney provided to you by EWI’s General Counsel.

•         Certifications. All Section 16 Insiders must certify their understanding of, and intent to comply with, the procedures set forth herein.

•         Company Assistance. Any person who has a question about these procedures or its application to any proposed transaction may obtain additional guidance from EWI’s General Counsel.

•         Periodic Preventive E-mail Alerts/Reminders. Because the risk of inadvertent Form 4 filing violations is so high and because of heightened public scrutiny, we will continue our practice of sending you periodic preventive Reminders and Alerts during the course of the year.

Notwithstanding the Company’s willingness to assist you with your filings, please remember that the reporting obligation is ultimately yours.